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                                                                    EXHIBIT 2.13
                               SECOND AMENDMENT
                                      TO
                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS SECOND AMENDMENT ("Second Amendment") to Agreement and Plan of Reorganization by and among VIALOG Corporation, ABC Acquisition Corporation, A Business Conference Call, Inc. and Daniel L. Barber and Robert M. Kalla, dated as of May 23, 1998 as amended by the First Amendment to Agreement and Plan of Reorganization dated as of June 5, 1998 (the "Agreement") is entered into as of and effective the 28th day of September, 1998.

                                   PREAMBLE

     A. The Agreement provides for a Termination Date of September 30, 1998 or such date after September 30, 1998 as to which the parties agree.

     B. The VIALOG Public Offering has been delayed due to the conditions prevailing in the United States and World Stock Markets and the Merger Closing will not occur prior to the September 30, 1998 Termination Date.

     C. VIALOG has requested an extension of the Termination Date and the Company and the Stockholders are willing to extend such date on the terms herein provided.

     D. The parties enter into this Second Amendment with the foregoing understanding.

                                   AGREEMENT

     In consideration of the provisions in the foregoing Preamble and the other payments, covenants and agreements set forth in this Second Amendment, the parties agree as follows:

     1.  Termination Date.  The Termination Date set forth in Article Twelve of
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the Agreement is hereby amended by deleting September 30, 1998 in two places and inserting December 19, 1998 therein.

     2.  Merger Consideration.  The Aggregate Merger Consideration set forth in
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Section 2.1 of the Agreement shall be changed from $14,000,000 cash to
$14,200,000 cash.

     3.  Payment of $200,000.  Upon execution of this Second Amendment, VIALOG
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shall wire transfer to the accounts designated pursuant to the Stockholders the aggregate sum of $100,000 each (an aggregate amount of $200,000) as a non-refundable payment on account of the Aggregate Merger Consideration. VIALOG shall be entitled to a credit of $200,000 in the aggregate at the time of the Public Offering Closing Date toward payment of the Merger Consideration to each of the Stockholders. Conversely, in the event the transaction does not close, the payment of $200,000 shall not be refundable or otherwise an obligation of
                              ---
the Stockholders to VIALOG or any other Person.
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     4.  Capital Expenditures and Effect on Agreement.  VIALOG hereby consents
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to and approves the purchase of and payment (or accrual of liability) for, approximately 240 ports of teleconferencing capability by the Company at a cost of approximately $230,000 (less trade-ins). This consent is provided for all purposes under the Agreement, and in particular Section 6.5(b)(xi) thereof. In the event that the foregoing expenditure (a) is an account payable at the Effective Time it shall be excluded from liabilities for purposes of Section
6.17 of the Agreement, or (b) has been paid and therefore reduced the cash of the Company available for distribution, a credit shall be given to the Stockholders for purposes of calculating the sums due to (including Distributions required) the Stockholders pursuant to Section 6.17 of the Agreement, or (c) any combination of the foregoing (a) or (b).

     5.  Bonus Payments.  VIALOG acknowledges that the Company paid bonus
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compensation to its employees at a rate of 3%, as opposed to 1%-2% (which is customary), for the month of August 1, 1998. VIALOG consents to and approves such payments, and waives any claims or objections related thereto.

     6.  Definitions.  All terms capitalized in this Second Amendment without
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definition have the same meanings as in the Agreement.

     7.  Effect of Amendment.  Except as provided in this Second Amendment which
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either supersedes or supplements the Agreement with respect to the subject matter hereof, all of the provisions of the Agreement shall remain unchanged and unaffected by this Amendment.

     IN WITNESS WHEREOF, VIALOG, VIALOG Merger Subsidiary, the Company and the Stockholders have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              VIALOG Corporation


                              By:  /s/ Glenn D. Bolduc
                                   -------------------
                                   Glenn D. Bolduc,
                                   Its President and Chief Executive
                                   Officer


                              ABC Acquisition Corporation


                              By:  /s/ Glenn D. Bolduc
                                   -------------------
                                   Glenn D. Bolduc,
                                   Its President and Chief Executive Officer
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                              A Business Conference Call, Inc.


                              By:  /s/ Robert M. Kalla
                                   -------------------
                                   Robert M. Kalla, Its President


                              Stockholders:


                                   /s/ Daniel L. Barber
                                   --------------------
                                   Daniel L. Barber


                                   /s/ Robert M. Kalla
                                   -------------------
                                   Robert M. Kalla